EXHIBIT 99.1

BOVIE MEDICAL CORPORATION CLOSES STRATEGIC $7.0M EQUITY INVESTMENT THROUGH GREAT POINT PARTNERS
APPOINTS ROBERT GERSHON NEW CEO TO PROMOTE
GROWTH AND FUEL J-PLASMA® EXPANSION

Melville, New York, December 13, 2013 - Bovie Medical Corporation (the “Company”) (NYSE MKT: BVX), a manufacturer and marketer of electrosurgical products, announced today that it completed a $7.0 million funding through Great Point Partners LLC (GPP).  Gilford Securities Incorporated acted as sole placement agent.

In conjunction with the funding, Bovie’s board appointed Robert Gershon as the Company’s new Chief Executive Officer (CEO), replacing Andrew Makrides, who will assume the position of Executive Chairman of the Board.  In addition, Mr. Gershon will also serve as a member of the Company’s Board of Directors.

Mr. Gershon has over 25 years of healthcare industry experience.  On the operations side he ran the largest sales and marketing business at Covidien.  With over $1 billion in P&L responsibility he consistently led an organization of over 600 people to double-digit revenue growth outpacing market category growth and capturing significant market share points during challenging healthcare economic conditions.  He also was VP of Sales and Marketing at Henry Schein ($1.4 billion shared P&L for medical division/$115 million full P&L for dialysis division) and earlier in his career spent over 13 years as a healthcare consultant for Booz, Allen, KPMG and two boutique consultancies where his practice focused on strategic planning, business development and mergers and acquisitions. Mr. Gershon received an MBA from J.L. Kellogg Graduate School of Management at Northwestern University and a BSBA degree from American University.

“These are the most dynamic times our industry has ever seen and with innovative growth technologies such as J-Plasma® coupled with a robust pipeline of great new products Bovie is well-poised for explosive growth. I’m honored to join a company with such a rich history and bright future,” commented Robert Gershon.

Mr. Gershon entered into an employment agreement within the Company, and as part thereof, was awarded a non-qualified stock option to purchase an aggregate of 750,000 shares of Bovie common stock, exercisable at the closing price on the effective date of his employment agreement.  The option shall vest and be exercisable in four equal annual installments of 187,000 shares each, beginning on the first anniversary of the effective date.

Bovie also welcomes, Ian Sheffield of GPP to its Board.  Mr. Sheffield was previously employed by Versant Ventures and Medtronic and holds an MBA from Harvard Business School.  Mr. Sheffield and Mr. Gershon fill vacancies of resigning board members August Lentricchia and George Kromer.  Mr. Sheffield said, “We look forward to participating in Bovie’s next phase of growth.  We are pleased to partner with the company during this exciting period of Bovie’s history.” GPP also has the right to designate an additional director to Bovie’s Board, and upon identification and designation of this individual, Michael Norman will resign his position as a director.

The $7.0 million funding is structured as 3.5 million shares of Series A 6% Convertible Preferred Stock and 5.25 million common stock purchase warrants.  The Preferred Stock is convertible into shares of the Company’s Common Stock on a 1:1 basis and accrue a 6% annual cash dividend, compounded annually, which is payable by the Company on demand of the holders forty-eight months after closing.  The holders of the Preferred Stock have certain redemption rights as well.  Additionally, the Company has agreed to register the sale of the shares of common stock underlying the shares of Preferred Stock and into which the warrants are exercisable.  Bovie’s management believes that this funding and the associated operational changes will accelerate the growth of J-Plasma® which continues to gain support from influential surgeons across the United States.

About J-Plasma®

J-Plasma®, Bovie’s innovative new product, utilizes a gas ionization process to produce a stable, thin beam of ionized gas emitted from the J-Plasma® hand piece.   It can be controlled in a wide range of temperatures and intensities, providing the surgeon great precision, minimal invasiveness and an absence of conductive currents during surgery.  Currently, there are six patents issued on J-Plasma® and another six pending.

As previously reported, the Company is focusing on the gynecological surgery market and anticipates entry into other surgical specialties such as dermatology, oncology and ENT.

About Great Point Partners

Great Point Partners (“GPP”), founded in 2003 and based in Greenwich, CT, is a leading health care investment firm with approximately $700 million of equity capital under management.  GPP is currently making new private equity investments from GPP II, which has closed on approximately $200 million in commitments.  Great Point manages capital in private (GPP I and GPP II) and public equity (BMVF) funds.

Great Point Partners has provided growth equity, growth recapitalization, and management buyout financing to more than 100 health care companies.  Both the private and public funds invest across all sectors of the health care industry including biologics and pharmaceutical infrastructure, devices and diagnostics, health care services, hospital outsourcing, information technology, specialty pharmaceuticals, and workers compensation.  The firm pursues a proactive and proprietary approach to sourcing investments. Reach Great Point at 203-971-3300. www.gppfunds.com.

Cautionary Note on Forward-Looking Statements

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2012.  For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie’s website www.boviemed.com.

For further information contact:

Bovie Medical Investor Relations and Shareholder Information
Joseph M. Vazquez III
Phone: (800) 448-7097
Email:infinityglobalconsulting@gmail.com